EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Second Quarter 2017 Earnings

•	Quarterly net income attributable to the Partnership of $10.0 million, or $0.36 per unit

•	Quarterly MLP distributable cash flow of $11.0 million

•	Increased quarterly cash distribution by 2.85% to $0.3650 per unit
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $10.0 million, or $0.36 per limited partner unit, for the three months ended June 30, 2017, an increase of $0.7 million compared to second quarter 2016 net income attributable to the Partnership of $9.3 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to increased production at Westlake Chemical OpCo LP's (“OpCo”) Petro 1 facility in Lake Charles, Louisiana following its 250 million pound ethylene expansion completed in July 2016. Cash flow from operations in the second quarter of 2017 was $113.2 million, an increase of $40.5 million compared to second quarter 2016 cash flow from operations of $72.7 million. This increase in cash flow from operations was primarily due to increased production and a decrease in turnaround expenditures. For the three months ended June 30, 2017, MLP distributable cash flow was $11.0 million, an increase of $6.7 million compared to second quarter 2016 MLP distributable cash flow of $4.3 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to higher production volumes and lower maintenance capital expenditures.
The second quarter 2017 net income attributable to the Partnership of $10.0 million, or $0.36 per limited partner unit, increased by $0.2 million from first quarter 2017 net income attributable to the Partnership of $9.8 million. Second quarter 2017 cash flow from operations of $113.2 million decreased by $35.9 million compared to first quarter 2017 cash flow from operations of $149.1 million. This decrease in cash flow from operations was primarily due to a decrease in working capital in the first quarter of 2017 related to collections from Westlake Chemical Corporation ("Westlake") for deferred payments in accordance with the ethylene sales agreement between Westlake and OpCo. Second quarter 2017 MLP distributable cash flow of $11.0 million decreased by $0.4 million compared to first quarter 2017 MLP distributable cash flow of $11.4 million.
Net income attributable to the Partnership of $19.7 million, or $0.71 per limited partner unit, for the six months ended June 30, 2017, decreased $1.7 million compared to the first six months of 2016 net income attributable to the Partnership of $21.4 million. The decrease in net income attributable to the Partnership as compared to the prior-year period was due to certain reimbursements from Westlake under the ethylene sales agreement that were recorded in the first six months of 2016, partially offset by increased production at OpCo's Petro 1 and Petro 2 facilities in Lake Charles, Louisiana. Cash flow from operations in the first six months of 2017 was $262.3 million, an increase of $77.0 million compared to the first six months of 2016 cash flow from operations of $185.3 million. This increase in cash flow from operations was primarily due to increased production, a decrease in working capital, and a decrease in turnaround expenditures. For the six months ended June 30, 2017, MLP distributable cash flow was $22.4 million, an increase of $8.6 million compared to the first six months of 2016 MLP distributable cash flow of $13.8 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to higher production volumes and lower maintenance capital expenditures.

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On August 1, 2017, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the second quarter of 2017 of $0.3650 per limited partner unit to be payable on August 29, 2017 to unit holders of record as of August 15, 2017. The second quarter 2017 distribution increased 12.0% compared to the second quarter 2016 distribution and 2.85% compared to the first quarter 2017 distribution. MLP distributable cash flow provided coverage of 1.11x the declared distributions for the second quarter of 2017. The increase in cash distributions is in line with the Partnership's targeted low-double-digit distribution growth.
OpCo's ethylene sales agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with OpCo's performance for the quarter. The stability in earnings and cash flows provided by our sales agreement with Westlake Chemical provide a foundation for continued growth. Now that we have completed the expansion projects in Lake Charles and Calvert City, we are evaluating all options available to us to continue to increase distributions to our unitholders," said Albert Chao, President and Chief Executive Officer.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as distribution growth, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in March 2017.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain “non-GAAP” financial measures, such as MLP distributable cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2017 results will be held August 3, 2017 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 57788699.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 10, 2017. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 57788699.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/3fcwvxrr and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$240,989	$181,635	$453,919	$412,895
Net co-product, ethylene and other sales—third parties	49,124	29,206	113,642	50,550
Total net sales	290,113	210,841	567,561	463,445
Cost of sales	190,542	122,460	370,029	264,650
Gross profit	99,571	88,381	197,532	198,795
Selling, general and administrative expenses	6,886	5,848	14,714	11,945
Income from operations	92,685	82,533	182,818	186,850
Other income (expense)
Interest expense—Westlake	(5,942)	(1,203)	(11,402)	(2,434)
Other income, net	24	159	1,682	243
Income before income taxes	86,767	81,489	173,098	184,659
Provision for income taxes	297	297	600	696
Net income	86,470	81,192	172,498	183,963
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	76,495	71,848	152,759	162,535
Net income attributable to Westlake Partners	$9,975	$9,344	$19,739	$21,428

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.36	$0.34	$0.71	$0.79
Subordinated units	$0.36	$0.34	$0.71	$0.79

Distributions declared per unit	$0.3650	$0.3259	$0.7199	$0.6427

MLP distributable cash flow	$10,967	$4,295	$22,414	$13,810

Distribution declared
Limited partner units—public	$4,722	$4,216	$9,314	$8,315
Limited partner units—Westlake	5,155	4,602	10,167	9,076
Incentive distribution rights	323	46	554	48
Total distribution declared	$10,200	$8,864	$20,035	$17,439
EBITDA	$120,008	$103,478	$241,949	$228,275

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$104,939	$122,974
Accounts receivable, net—Westlake	79,367	82,065
Accounts receivable, net—third parties	14,720	19,863
Inventories	4,558	4,776
Prepaid expenses and other current assets	45	154
Total current assets	203,629	229,832
Property, plant and equipment, net	1,220,393	1,223,239
Other assets, net	98,555	103,729
Total assets	$1,522,577	$1,556,800

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$36,390	$46,645
Long-term debt payable to Westlake	588,280	600,206
Other liabilities	2,104	1,964
Total liabilities	626,774	648,815
Common unitholders—public	297,486	297,462
Common unitholder—Westlake	4,825	4,823
Subordinated unitholder—Westlake	42,649	42,626
General partner—Westlake	(242,250)	(242,341)
Accumulated other comprehensive income	243	289
Total Westlake Partners partners' capital	102,953	102,859
Noncontrolling interest in OpCo	792,850	805,126
Total equity	895,803	907,985
Total liabilities and equity	$1,522,577	$1,556,800

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$172,498	$183,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,449	41,182
Other balance sheet changes	32,339	(39,868)
Net cash provided by operating activities	262,286	185,277
Cash flows from investing activities
Additions to property, plant and equipment	(43,996)	(168,533)
Proceeds from disposition of assets	127	98
Proceeds from involuntary conversion of assets	1,672	—
Net cash used for investing activities	(42,197)	(168,435)
Cash flows from financing activities
Proceeds from debt payable to Westlake	20,384	131,832
Repayment of debt payable to Westlake	(26,733)	(500)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(178,388)	(149,566)
Quarterly distributions to unitholders	(19,313)	(16,910)
Net cash used for financing activities	(204,050)	(35,144)
Net increase (decrease) in cash and cash equivalents	16,039	(18,302)
Cash and cash equivalents at beginning of the period	88,900	169,559
Cash and cash equivalents at end of the period	$104,939	$151,257

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided by operating activities	$149,078	$113,208	$72,702	$262,286	$185,277
Changes in operating assets and liabilities and other	(62,958)	(26,630)	8,631	(89,588)	(994)
Deferred income tax expense	(92)	(108)	(141)	(200)	(320)
Net Income	$86,028	$86,470	$81,192	$172,498	$183,963
Add:
Depreciation and amortization	30,150	27,299	20,786	57,449	41,182
Less:
Contribution to turnaround reserves	(7,239)	(7,624)	(10,214)	(14,863)	(16,338)
Maintenance capital expenditures	(8,490)	(9,764)	(48,252)	(18,254)	(81,862)
Incentive distribution rights	(231)	(323)	(46)	(554)	(48)
Distributable cash flow attributable to noncontrolling interest in OpCo	(88,771)	(85,091)	(39,171)	(173,862)	(113,087)
MLP distributable cash flow	$11,447	$10,967	$4,295	$22,414	$13,810

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided by operating activities	$149,078	$113,208	$72,702	$262,286	$185,277
Changes in operating assets and liabilities and other	(62,958)	(26,630)	8,631	(89,588)	(994)
Deferred income tax expense	(92)	(108)	(141)	(200)	(320)
Net Income	$86,028	$86,470	$81,192	$172,498	$183,963
Add:
Depreciation and amortization	30,150	27,299	20,786	57,449	41,182
Interest expense	5,460	5,942	1,203	11,402	2,434
Provision for income taxes	303	297	297	600	696
EBITDA	$121,941	$120,008	$103,478	$241,949	$228,275